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EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
Year Ended December 31 (Dollars in Millions)                        2000        1999        1998        1997        1996
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
EARNINGS
 1. Net income..............................................    $1,592.0    $1,506.5    $1,327.4    $  838.5    $1,218.7
 2. Applicable income taxes.................................       869.3       855.0       766.5       552.2       725.7
                                                                --------------------------------------------------------
 3. Income before taxes (1 + 2).............................    $2,461.3    $2,361.5    $2,093.9    $1,390.7    $1,944.4
                                                                --------------------------------------------------------
 4. Fixed charges:
    a. Interest expense excluding interest on deposits......    $1,567.9    $1,124.8    $  955.8    $  808.7    $  702.5
    b. Portion of rents representative of interest and
       amortization of debt expense.........................        57.1        51.4        47.7        41.2        45.4
                                                                --------------------------------------------------------
    c. Fixed charges excluding interest on deposits (4a +
       4b)..................................................     1,625.0     1,176.2     1,003.5       849.9       747.9
    d. Interest on deposits.................................     1,667.9     1,291.2     1,391.0     1,436.8     1,441.3
                                                                --------------------------------------------------------
    e. Fixed charges including interest on deposits (4c +
       4d)..................................................    $3,292.9    $2,467.4    $2,394.5    $2,286.7    $2,189.2
                                                                --------------------------------------------------------
 5. Amortization of interest capitalized....................    $     --    $     --    $     --    $     --    $     --
 6. Earnings excluding interest on deposits (3 + 4c + 5)....     4,086.3     3,537.7     3,097.4     2,240.6     2,692.3
 7. Earnings including interest on deposits (3 + 4e + 5)....     5,754.2     4,828.9     4,488.4     3,677.4     4,133.6
 8. Fixed charges excluding interest on deposits (4c).......     1,625.0     1,176.2     1,003.5       849.9       747.9
 9. Fixed charges including interest on deposits (4e).......     3,292.9     2,467.4     2,394.5     2,286.7     2,189.2

RATIO OF EARNINGS TO FIXED CHARGES
10. Excluding interest on deposits (line 6/line 8)..........        2.51        3.01        3.09        2.64        3.60
11. Including interest on deposits (line 7/line 9)..........        1.75        1.96        1.87        1.61        1.89
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